Exhibit 99.1

Pacific Capital Bancorp Announces 4-for-3 Stock Split

    SANTA BARBARA, Calif.--(BUSINESS WIRE)--May 11, 2004--Pacific Capital Bancorp (Nasdaq:PCBC), a community bank holding company with $5.6 billion in assets, announced today that its Board of Directors has approved a 4-for-3 stock split of the Company's common stock. The shares will be distributed on June 8, 2004, to shareholders of record as of May 25, 2004.
    According to Edward E. Birch, Chairman of the Board, the stock split will produce a 33% increase in total shares outstanding, improving the liquidity of the Company's stock. Pacific Capital Bancorp had approximately 34 million shares issued and outstanding at March 31, 2004. Following the stock split, the Company will have approximately 45 million shares issued and outstanding. Fractional shares resulting from the stock split will be paid in cash.
    Pacific Capital Bancorp is the parent company of Pacific Capital Bank, N.A., a nationally chartered bank that operates 45 branches under the brand names of Santa Barbara Bank & Trust, First National Bank of Central California, South Valley National Bank, San Benito Bank, and Pacific Capital Bank.

    CONTACT: Pacific Capital Bancorp
             Deborah L. Whiteley, 805-884-6680
             whiteley@pcbancorp.com